          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TREX MEDICAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ________

    (2) Aggregate number of securities to which transaction applies: ___________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _____________

    (4) Proposed maximum aggregate value of transaction: _______________________

    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: ________________________________________________

    (2) Form, Schedule or Registration Statement No.: __________________________

    (3) Filing Party: __________________________________________________________

    (4) Date Filed: ____________________________________________________________

36 APPLE RIDGE ROAD, DANBURY, CONNECTICUT   06810



                                                               February 14, 1997


Dear Stockholder:

     The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Trex Medical Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

     Our Annual Report for the fiscal year ended September 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

     I would appreciate your immediate attention to the mailing of this Proxy.

                                   Yours very truly,



                                   HAL KIRSHNER
                                   President and Chief Executive Officer

36 APPLE RIDGE ROAD, DANBURY, CONNECTICUT   06810


                                                               February 14, 1997


To the Holders of the Common Stock of
  TREX MEDICAL CORPORATION


                            NOTICE OF ANNUAL MEETING

     The 1997 Annual Meeting of the Stockholders of Trex Medical Corporation (the "Corporation") will be held on Wednesday, March 12, 1997 at 10:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154. The purpose of the Meeting is to consider and take action upon the following matters:

     1.   Election of ten Directors.

     2. A proposal recommended by the Board of Directors to adopt an employees' stock purchase plan and to reserve 100,000 shares of the Corporation's Common Stock for issuance thereunder.

     3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is January 30, 1997.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                   SANDRA L. LAMBERT

                                   Secretary

                                PROXY STATEMENT

     The enclosed Proxy is solicited by the Board of Directors of Trex Medical Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Wednesday, March 12, 1997 at 10:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154, and any adjournment thereof. The mailing address of the executive office of the Corporation is 36 Apple Ridge Road, Danbury, Connecticut 06810. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about February 18, 1997.

                               VOTING PROCEDURES

     The Board of Directors intends to present to the Meeting the election of ten Directors, constituting the entire Board of Directors as well as one other matter: a proposal to adopt an employees' stock purchase plan and to reserve 100,000 shares of the Corporation's Common Stock for issuance thereunder.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to adopt an employees' stock purchase plan, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors and the adoption of the employees' stock purchase plan, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 30, 1997, consisted of 28,892,630 shares of Common Stock. Only Stockholders of record at the close of business on January 30, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Ten Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron, is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

--------------------------------------------------------------------------------
ELIAS P. GYFTOPOULOS     Dr. Gyftopoulos, 69, has been a Director of the
                         Corporation since November 1995. Dr. Gyftopoulos is
                         Professor Emeritus of the Massachusetts Institute of
                         Technology, where he was the Ford Professor of
                         Mechanical Engineering and of Nuclear Engineering for
                         more than 20 years. Dr. Gyftopoulos is also a director
                         of Thermo BioAnalysis Corporation, Thermo Cardiosystems
                         Inc., Thermo Electron, ThermoLase Corporation, Thermo
                         Remediation Inc., ThermoSpectra Corporation and Thermo
                         Voltek Corp.
--------------------------------------------------------------------------------
ROBERT C. HOWARD         Mr. Howard, 66, has been a Director of the Corporation
                         since its inception in October 1995. Mr. Howard also
                         served as the Corporation's Chairman of the Board from
                         1988 to February 1996. Mr. Howard served as an
                         Executive Vice President of Thermo Electron from 1986
                         until his retirement in January 1997. He is also a
                         Director of Thermedics Inc., Thermo Cardiosystems Inc.,
                         ThermoLase Corporation, Thermo Power Corporation and
                         ThermoTrex Corporation.
--------------------------------------------------------------------------------
HAL KIRSHNER             Mr. Kirshner, 55, has been Chief Executive Officer,
                         President and a Director of the Corporation since its
                         inception in October 1995. Mr. Kirshner has been
                         President of the LORAD division of the Corporation
                         since February 1991.
--------------------------------------------------------------------------------
EARL R. LEWIS            Mr. Lewis, 53, has been a Director of the Corporation
                         since its inception in October 1995. Mr. Lewis has been
                         a Vice President of Thermo Electron since September
                         1996 and Executive Vice President and Chief Operating
                         Officer of Thermo Instrument Systems Inc., a majority
                         owned subsidiary of Thermo Electron that develops,
                         manufactures and markets analytical instruments, since
                         December 1995 and served as a Vice President of that
                         company from 1990 to 1995. He has also served as Chief
                         Executive Officer, President and a Director of Thermo
                         Optek Corporation, a majority owned subsidiary of
                         Thermo Instrument Systems Inc., since August 1995, and
                         President of Thermo Jarrell Ash Corporation, a
                         subsidiary of Thermo Optek Corporation, for more than
                         five years. Mr. Lewis is also a Director of
                         ThermoSpectra Corporation.
--------------------------------------------------------------------------------
JAMES W. MAY JR.         Dr. May, 53, has been a Director of the Corporation
                         since February 1996. He has been Professor of Surgery
                         at Harvard Medical School since 1994 and was Associate
                         Clinical Professor of Surgery for more than five years
                         prior to that time.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HUTHAM S. OLAYAN         Ms. Olayan, 42, has been a Director of the Corporation
                         since February 1996. She has served as President and a
                         director of Olayan America Corporation since 1995 and
                         Competrol Real Estate Limited since 1986, which are
                         members of the Olayan Group engaged in advisory
                         services and private real estate investments,
                         respectively. In addition, Ms. Olayan served as
                         President and a director of Crescent Diversified
                         Limited, another member of the Olayan Group engaged in
                         private investments, from 1985 until 1994. Ms. Olayan
                         is also a Director of Thermo Electron.
--------------------------------------------------------------------------------
ANTHONY J. PELLEGRINO    Mr. Pellegrino, 56, has been a Director of the
                         Corporation since its inception in October 1995. Mr.
                         Pellegrino has been a Senior Vice President of
                         ThermoTrex Corporation since July 1995 and was chairman
                         of LORAD Corporation, a manufacturer of mammography
                         equipment that was acquired by ThermoTrex in November
                         1992, for more than five years prior to that time. Mr.
                         Pellegrino is also a director of ThermoLase Corporation
                         and ThermoQuest Corporation.
--------------------------------------------------------------------------------
FIROOZ RUFEH             Mr. Rufeh, 59, has been a Director of the Corporation
                         since its inception in October 1995. Mr. Rufeh served
                         as the Chief Executive Officer of ThermoTrex from 1988
                         to February 1996, and as the President of ThermoTrex
                         from 1988 to February 1997. Mr. Rufeh also served as a
                         Vice President of Thermo Electron from 1986 until
                         February 1997. Beginning February 15, 1997, Mr. Rufeh
                         will be a consultant to Thermo Electron. Mr. Rufeh is
                         also a director of ThermoLase Corporation and
                         ThermoTrex Corporation.
--------------------------------------------------------------------------------
KENNETH Y. TANG          Dr. Tang, 49, has been a Director of the Corporation
                         since June 1995. Dr. Tang has been Senior Vice
                         President of ThermoTrex Corporation for more than five
                         years. He is also a director of ThermoLase Corporation.
--------------------------------------------------------------------------------
GARY S. WEINSTEIN        Mr. Weinstein, 39, has been a Director of the
                         Corporation and its Chairman of the Board since
                         February 1996. He has also served as Chief Executive
                         Officer of ThermoTrex and as a Vice President of Thermo
                         Electron since February 1996. Mr. Weinstein was a
                         Managing Director of Lehman Brothers Inc. from 1992
                         until February 1996, serving from March 1995 until
                         leaving the firm as Managing Director, head of Global
                         Syndicate and Equity Capital Markets. Mr. Weinstein
                         joined Lehman Brothers in 1988 and served in various
                         positions, including head of Equities in Europe, head
                         of Equity New Issues in North and South America and
                         head of Global Convertible Securities. Mr. Weinstein is
                         also a director of ThermoLase Corporation and
                         ThermoTrex Corporation.
--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF  DIRECTORS AND MEETINGS

     The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Ms. Olayan (Chairman), Dr. Gyftopoulos and Dr. May. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Dr. Gyftopoulos (Chairman), Dr. May and Ms. Olayan. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met five times, the Audit Committee met once and the Human Resources Committee met four times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he or she served held during fiscal 1996, except Dr. May who attended 60% of such meetings.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of outside Directors' fees is made quarterly. Mr. Lewis, Mr. Pellegrino, Dr. Tang and Mr. Weinstein are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of ThermoTrex or 25% or more of the outstanding common stock of Thermo Electron; or
(b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of ThermoTrex or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of December 28, 1996, deferred units equal to 198.73 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     DIRECTORS STOCK OPTION PLAN

     The Corporation has adopted a directors stock option plan (the "Directors Plan"), providing for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their service as Directors. The plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards to purchase 1,000 shares annually to Directors.

     Under the Plan, each eligible Director and each new outside Director initially joining the Board of Directors in 1996 was granted an option to purchase 40,000 shares of Common Stock upon the later of the adoption of the plan or the Director's appointment or election. The size of the award to new Directors appointed to the Board of Directors after 1996 is reduced by 10,000 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to Directors are presently exercisable, however, the shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or another Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in annual installments of 10,000 shares per year, starting with the first anniversary of the date of grant, provided the Director has continuously served as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies, ceases to be an eligible Director or otherwise ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

     Commencing in 2000, eligible Directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of shareholders of the Corporation to each outside Director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the date of grant and prior to the expiration of the option on the third anniversary of the date of grant. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the date of grant for any reason other than death.

     The exercise price for options granted under the Plan is determined by the average of the closing prices reported by the American Stock Exchange (or such other principal exchange on which the Common Stock is then traded) for the five trading day immediately preceding and including the date the option is granted or, if the shares underlying the option were not so traded, at the last price paid per share by independent investors in an arms' length transaction with the Corporation prior to the date of grant.

     Grants of stock options to outside Directors have consisted of 40,000 shares granted in November 1995 at an exercise price of $10.25 per share and 80,000 shares granted in February 1996 at an exercise price of $10.75 per share. An aggregate of 200,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During fiscal 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for Directors. The stock holding policy requires each Director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

     In addition, the Committee adopted a policy requiring Directors to hold a certain number of shares of the Corporation's Common mon Stock acquired upon the exercise of stock options. Under this policy, Directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoTrex Corporation ("ThermoTrex") as of December 28, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and executive officers as a group.

     While certain Directors and executive officers of the Corporation are also Directors and executive officers of ThermoTrex or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by ThermoTrex.

                                                   TREX MEDICAL          THERMOTREX        THERMO ELECTRON
              NAME (1)                            CORPORATION (2)      CORPORATION (3)      CORPORATION (4)
              --------                            ---------------      ---------------      ---------------
ThermoTrex Corporation (5).................            22,883,798                  N/A                  N/A
Elias P. Gyftopoulos.......................                40,000                4,500               71,700
Robert C. Howard...........................                43,174               35,554              194,493
Hal Kirshner...............................               285,000               93,321              117,824
Earl R. Lewis..............................                40,500                  420              131,914
James W. May Jr............................                40,000                    0                    0
Hutham S. Olayan...........................                45,198                4,500               23,995
Anthony J. Pellegrino......................               147,513              807,021              115,875
Firooz Rufeh...............................                93,600              100,541              133,286
Kenneth Y. Tang............................                48,706               79,516               26,033
Gary S. Weinstein..........................               315,000              110,000              160,412
All Directors and current executive
officers as a group (14  persons)..........             1,202,890            1,291,011            1,682,349

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and ThermoTrex beneficially owned consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.


(2) Shares of the Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 22,883,798 shares beneficially owned by ThermoTrex, as to which shares each Director and executive officer and all members of such group disclaim beneficial ownership. Shares of the Common Stock beneficially owned by Dr. Gyftopoulos, Mr. Howard, Mr. Kirshner, Mr. Lewis, Dr. May, Ms. Olayan, Mr. Pellegrino, Mr. Rufeh, Dr. Tang, Mr. Weinstein and all Directors and executive officers as a group include 40,000, 40,000, 150,000, 40,000, 40,000, 40,000, 40,000, 40,000, 40,000, 300,000 and
     851,000 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Ms. Olayan and all Directors and executive officers as a group include 198 full shares, respectively, that had been allocated through December 28, 1996, to Ms. Olayan's account maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Pellegrino include 1,041 held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of Mr. Pellegrino's minor child. Shares beneficially owned by Mr. Rufeh include 53,600 shares held by the Rufeh Family Trust of which Mr. Rufeh is the trustee. Shares beneficially owned by Ms. Olayan do not include 228,500 shares owned by Crescent International Holdings Ltd. or 15,000 shares owned by Crescent Growth Fund Ltd., each a member of the Olayan Group. Crescent International Holdings Ltd. and Crescent Growth Fund Ltd. are indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. and Crescent Growth Fund Ltd. As of December 28, 1996, no Director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of December 28, 1996, other than Mr. Weinstein, who beneficially owned approximately 1.07% of the Common Stock; all Directors and executive officers as a group beneficially owned 4.04% of the Common Stock outstanding as of such date.


(3) Shares of the common stock of ThermoTrex beneficially owned by Dr. Gyftopoulos, Mr. Howard, Mr. Kirshner, Ms. Olayan, Mr. Pellegrino, Mr. Rufeh, Dr. Tang, Mr. Weinstein and all Directors and executive officers as a group include 4,500, 31,320, 73,000, 4,500, 134,500, 66,000, 63,318,
     100,000 and 527,538 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Pellegrino include 10,408 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of Mr. Pellegrino's minor child. Shares beneficially owned by Dr. Tang include 2,025 shares held by Dr. Tang's daughter. As of December 28, 1996, no Director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of December 28, 1996, other than Mr. Pellegrino, who beneficially owned approximately 4.1% of the Common Stock; all Directors and executive officers as a group beneficially owned 6.5% of the Common Stock outstanding as of such date.


(4) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Howard, Mr. Kirshner, Mr. Lewis, Ms. Olayan, Mr. Pellegrino, Mr. Rufeh, Dr. Tang, Mr. Weinstein and all Directors and executive officers as a group include 9,375, 47,361, 116,025, 126,937, 9,375, 115,875, 90,560, 23,850, 160,075 and 1,231,192 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Howard and all Directors and executive officers as a group include 3,040 and 6,298 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of December 28, 1996, executive officers of Thermo Electron. Shares beneficially owned by Ms. Olayan and all Directors and executive officers as a group include 14,620 full shares, allocated through December 28, 1996 to Ms. Olayan's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 4,400,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. As of December 28, 1996, no Director or executive officer beneficially owned more than 1% of the outstanding Thermo Electron common stock; all directors and executive officers as a group beneficially owned approximately 1.1% of the Thermo Electron common stock outstanding as of December 28, 1996.


(5) ThermoTrex beneficially owned 79.2% of the Common Stock outstanding as of December 28, 1996. ThermoTrex's address is 10455 Pacific Center Court, San Diego, California 92121. As of December 28, 1996, ThermoTrex had the power to elect all of the members of the Corporation's Board of Directors. ThermoTrex is a majority owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock owned by ThermoTrex. Thermo Electron disclaims beneficial ownership of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1996, except in the following instances. The following Directors of the Corporation each had one late Form 4, reporting one transaction each: Mr. Hal Kirshner, Mr. Earl R. Lewis, Ms. Hutham
S. Olayan, Mr. Firooz Rufeh, Dr. Kenneth Y. Tang and Mr. Gary S. Weinstein. In addition, ThermoTrex Corporation and Thermo Electron Corporation, the parent companies of the Corporation, each had two late Forms 4, reporting two transactions.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer (the "named executive officers") for the last full fiscal year from October 1, 1995 to September 28, 1996 ("fiscal 1996"), for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52 or 53 week period ending on the Saturday closest to September 30, and for the preceding full fiscal year from January 2, 1994 to December 31, 1994 ("fiscal 1994"). No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules during these periods.


     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron.
The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------

                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                    SECURITIES
                                                                    UNDERLYING
                                        ANNUAL COMPENSATION       OPTIONS (NO. OF
                              FISCAL    -------------------         SHARES AND         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY        BONUS         COMPANY) (3)     COMPENSATION (4)
---------------------------    ----     -----         -----         ------------     ----------------
Hal Kirshner (5)...........    1996    $192,500     $200,000 (2)   150,000 (TXM)             $9,958 (5)
  Chief Executive Officer                                              150 (TMO)
  and President                                                      2,000 (TBA)
                                                                     2,000 (TFG)
                                                                     2,000 (TLT)
                                                                     6,000 (TOC)
                                                                     6,000 (TMQ)
                                                                     2,000 (TSR)
                               1995    $150,000 (1) $200,000             --                  $7,005
                               1994    $200,000     $180,000        22,500 (TMO)             $6,750
----------------------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995. Salary data for subsequent fiscal years represents salary paid during the Corporation's full fiscal year.


(2) The bonus amount presented for fiscal 1995 represents the bonus paid for performance during calendar 1995. Bonuses have not yet been determined for calendar 1996; therefore, the bonus amounts shown for fiscal 1996 are estimates.


(3) In addition to receiving options to purchase Common Stock (designated in the table as TXM), Mr. Kirshner was granted options to purchase shares of the common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the period covered by the table to Mr. Kirshner in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as
     TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ) and Thermo Sentron Inc. (designated in the table as TSR). Information with respect to options to purchase the common stock of Thermo Electron reflect a three-for-two split distributed in June 1996 in the form of a 50% stock dividend.

(4) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.


(5) In addition to the matching contribution referred to in footnote (4), such amount includes $4,614, representing the market value of 115 shares of Thermo Electron common stock received by Mr. Kirshner in May 1996 at Thermo Electron's Annual Management Conference in recognition of his managerial achievements.

STOCK OPTIONS GRANTED DURING FISCAL 1996

     The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1996 to the named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.


                         OPTION GRANTS IN FISCAL 1996

--------------------------------------------------------------------------------------------------------------------------------

                                                                                            POTENTIAL REALIZABLE VALUE AT
                                               PERCENT OF                                        ASSUMED ANNUAL RATES OF
                                             TOTAL OPTIONS                                   STOCK PRICE APPRECIATION FOR
                     NUMBER OF SECURITIES      GRANTED TO       EXERCISE                             OPTION TERM
                      UNDERLYING OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION               -----------
    NAME                 GRANTED  (1)          FISCAL YEAR       SHARE         DATE              5%             10%
    ----                 -------               -----------       -----         ----              --             ---
Hal Kirshner......      150,000  (TXM)          16.9%            $11.00      3/26/08           $1,312,500      $3,528,000
                            150  (TMO)           0.1%  (3)       $42.79      5/22/99           $    1,011      $    2,124
                          2,000  (TBA)           0.2%  (3)       $10.00      3/11/08           $   15,920      $   42,760
                          2,000  (TFG)           0.4%  (3)       $10.00      9/12/08           $   15,920      $   42,760
                          2,000  (TLT)           0.6%  (3)       $10.00      3/11/08           $   15,920      $   42,760
                          6,000  (TOC)           0.2%  (3)       $12.00       4/9/08           $   57,300      $  153,960
                          6,000  (TMQ)           0.2%  (3)       $13.00      3/11/08           $   62,100      $  166,800
                          2,000  (TSR)           0.4%  (3)       $14.00      3/11/08           $   22,280      $   59,880
-------------------------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable, except options to purchase shares of ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. As to the options to purchase shares of the Corporation granted to Mr. Kirshner, the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. For other publicly traded companies, the repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron Company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were
     granted to their expiration date.   The gains shown are net of the option
     exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted as a part of Thermo Electron's stock option program, and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its public subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1996 AND FISCAL YEAR-END VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options of the Thermo Electron companies held at the end of fiscal 1996 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.


   AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-END OPTION
                                     VALUES

-----------------------------------------------------------------------------------------------------------------------
                                                                        NO. OF UNEXERCISED
                                                                         OPTIONS AT FISCAL          VALUE OF
                                             SHARES                           YEAR-END             UNEXERCISED
                                           ACQUIRED ON      VALUE          (EXERCISABLE/          IN-THE-MONEY
       NAME             COMPANY             EXERCISE      REALIZED      UNEXERCISABLE) (1)           OPTIONS
       ----             -------             --------      --------      ------------------           -------
Hal Kirshner........  Trex Medical              --              --       150,000   /0             $1,387,500  /--
                      ThermoTrex            76,500      $2,079,270        73,000   /0             $1,809,155  /--
                      ThermoLase                --              --        36,400   /0             $  787,150  /--
                      Thermo Electron           --              --       116,025   /0 (2)         $2,953,132  /--
                      Thermo BioAnalysis        --              --         2,000   /0             $    7,750  /--
                      Thermo Fibergen           --              --          2000   /0             $    5,250  /--
                      ThermoLyte                --              --             0   /2,000                  -- /$0 (3)
                      Thermo Optek              --              --         6,000   /0             $   18,000  /--
                      ThermoQuest               --              --         6,000   /0             $    3,000  /--
                      Thermo Sentron            --              --         2,000   /0             $        0  /--
----------------------------------------------------------------------------------------------------------------------

(1) The shares of common stock of Thermo Electron shown in the table have been adjusted to reflect a three-for-two stock split distributed in June 1996 in the form of a 50% stock dividend. All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase shares of ThermoLyte, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that Company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. As to the options to purchase shares of the Corporation granted to Mr. Kirshner, the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. For other publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(2) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Kirshner are subject to the same terms described in footnote
     (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(3) No public market existed for the shares as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to these options.

EMPLOYMENT AGREEMENTS

     In connection with the acquisition of the LORAD Corporation ("LORAD") in November 1992, the Corporation entered into an employment agreement with Mr. Hal Kirshner. Mr. Kirshner's agreement called for Mr. Kirshner to serve as President and Chief Operating Officer of LORAD until December 31, 1995, at a base salary of $200,000 per year plus bonus. This agreement expired on December 31, 1995.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Standard and Poor's Index for Medical Products and Supplies.

     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The Committee has changed its fiscal year to end on the Saturday nearest September 30. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee plans to continue to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

     The process for determining each of these elements for the Corporation's officers is outlined below.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     Stock Option Program

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, ThermoTrex and Thermo Electron, and the other majority-owned subsidiaries of ThermoTrex and Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the

Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

     Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards.

STOCK OWNERSHIP POLICIES

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is
1.5 times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

     In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid ratably to the Corporation over a five-year period. No such loans are currently outstanding under the plan.

     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrender to satisfy tax withholding obligations attributable to the exercise of the option.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based." The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1996 CEO COMPENSATION

     Prior to December 31, 1995, the cash compensation of Mr. Kirshner was determined under an employment agreement entered into with Mr. Kirshner in connection with the acquisition of LORAD Corporation in November 1992 by the Corporation's parent company, ThermoTrex. Mr. Kirshner's agreement provided for the payment of a minimum annual base salary of $200,000 and an annual bonus, determined in a manner consistent with the past practices of LORAD prior to its acquisition and not to exceed $200,000, the bonus level in effect at the time of the acquisition.

     Since the expiration of Mr. Kirshner's employment agreement in December 1995, the Committee has reviewed and determined Mr. Kirshner's compensation using criteria similar to that used for other officers of the Corporation. In 1996, the Committee established Mr. Kirshner's salary for calendar 1996 and determined Mr. Kirshner's bonus for calendar 1996 performance using the methodology previously described. In establishing Mr. Kirshner's bonus, the Committee considered, among other factors, Mr. Kirshner's achievements in taking the Corporation public, completing several strategic acquisitions and integrating the Corporation's product lines.

     The Committee awarded to Mr. Kirshner options to purchase 150,000 shares of the Common Stock in fiscal 1996. This award was determined in a manner consistent with awards to other officers, as described above. In addition to stock option awards by the Committee, Mr. Kirshner may receive awards to purchase shares of the common stock of Thermo Electron or its other majority owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority owned subsidiary of Thermo Electron. The stock option awards to Mr. Kirshner in fiscal 1996 with respect to shares of the following companies were awarded under this program: Thermo BioAnalysis Corporation, Thermo Fibergen Inc., ThermoLyte Corporation, Thermo Optek Corporation, ThermoQuest Corporation and Thermo
Sentron Inc.   The award to purchase shares of the common stock of Thermo
Electron granted to Mr. Kirshner in fiscal 1996 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.

                     Dr. Elias P. Gyftopoulos (Chairman)
                             Dr. James W. May Jr.
                             Ms. Hutham S. Olayan

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since June 26, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Medical Supplies Group.

          COMPARISON OF TOTAL RETURN AMONG TREX MEDICAL CORPORATION,
            THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
          DOW JONES TOTAL RETURN INDEX FOR THE MEDICAL SUPPLIES GROUP
                   FROM JUNE 26, 1996 TO SEPTEMBER 27, 1996

--------------------------------------------------------------------------------

                         --------------------------
                                   6/26/96  9/27/96
                         --------------------------
                         TXM        100         145
                         --------------------------
                         AMEX       100          99
                         --------------------------
                         DJ MED     100         110
                         --------------------------

     The total return for the Corporation's Common Stock (TXM), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Medical Supplies Group (DJ MED) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TXM."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held majority-owned subsidiaries, including the Corporation which was created by ThermoTrex. From time to time , Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are referred to hereinafter as the "Thermo Subsidiaries.")

     Thermo Electron and the Thermo Subsidiaries, including the Corporation, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for ensuring that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, may withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, Thermo Electron and the Corporation have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. In calendar 1994 and calendar 1995, Thermo Electron assessed the Corporation an annual fee for these services equal to 1.25% and 1.20%, respectively, of the Corporation's total revenues. Effective January 1, 1996, the fee was reduced to 1.0% of the Corporation's total revenues. The fee may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $1,567,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis and that the terms of the Services Agreement are reasonable. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based upon costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1996, such transactions included the following.

     In October 1995, ThermoTrex granted to the Corporation an exclusive, paid-up, royalty-free license for the use of certain technology relating to digital imaging detectors in the fields of mammography and general radiography. Under the license agreement, if the Corporation funds approximately $6 million of ThermoTrex's research and development of the digital imaging technology in the fields of radiographic/fluoroscopy, mobile C-arm fluoroscopy and cardiology/angiography over the next three years, then ThermoTrex will be obligated to grant the Corporation a fully-paid, exclusive, worldwide, perpetual license to use and sell the digital imaging technology in these additional fields. The license agreement provides that ThermoTrex will manufacture products based on the digital imaging technology for the Corporation in the applicable fields. ThermoTrex will sell the products to the Corporation at ThermoTrex's cost until the Corporation has received an amount of Net Profit (as defined below) from the resale of such products equal to amounts paid by the Corporation for research and development as set forth above less any additional research and development costs incurred by ThermoTrex with the prior written approval of the Corporation, and thereafter at ThermoTrex's cost plus one-half of Net Profit. For purposes of the preceding sentence, "Net Profit" means the difference between the prices the Corporation receives upon resale of such products and the aggregate costs of the Corporation and ThermoTrex relating to such sales. As of September 28, 1996, the Corporation had paid approximately $1,800,000 to ThermoTrex under this arrangement.

     The Corporation has an arrangement with the Tecomet division of Thermo Electron for the manufacture of the Corporation's proprietary HTC grid. Under this arrangement Tecomet manufactures the grid for the Corporation pursuant to written purchase orders. The Corporation owns the intellectual property rights to the grid. During fiscal

1996, the Corporation purchased 331 grids for an aggregate purchase price of $397,000 under this arrangement. In addition, the Corporation paid Tecomet $250,000 during fiscal 1996 for research and development provided by Tecomet in connection with this project.

     Under an arrangement with ThermoLase Corporation, a majority-owned subsidiary of ThermoTrex, the Corporation manufactures the laser used in ThermoLase Corporation's hair-removal process. The Corporation manufactures these lasers for ThermoLase pursuant to written purchase orders. During fiscal 1996, the Corporation sold 143 laser systems to ThermoLase at various prices for an aggregate of $8,549,000 under this arrangement. As of September 28, 1996, the Corporation had committed to deliver 132 additional lasers to ThermoLase under this arrangement for an aggregate of approximately $6,400,000.

     Under an arrangement with Thermedics Detection Inc., a subsidiary of Thermedics Inc., a majority-owned subsidiary of Thermo Electron, the Corporation manufactures an X- ray source that is used as a component to a fill-measuring device produced by Thermedics Detection. The Corporation manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. During fiscal 1996, Thermedics Detection purchased 100 units from the Corporation for an aggregate purchase price of $361,000 under this arrangement.

     On October 2, 1995, in exchange for all of the outstanding shares of capital stock of Bennett X-Ray Corporation, the Corporation issued to ThermoTrex a $42,000,000 principal amount 4.2% subordinated convertible note due 2000 (the "Convertible Note"), convertible into shares of the Corporation's Common Stock at a conversion price of $11.79 per share. In fiscal 1996, ThermoTrex converted $34,000,000 principal amount of the Convertible Note into 2,883,798 shares of Common Stock.

     In November 1995, Mr. Pellegrino and Mr. Rufeh, Directors of the Corporation, and Mr. Kirshner, Director and executive officer of the Corporation, purchased from the Corporation 20,000, 19,600 and 100,000, shares of Common Stock of the Corporation respectively, for an aggregate purchase price of $205,000, $200,900 and $1,025,000, respectively. In addition, in November 1995 and January 1996, Crescent International Holdings Ltd. purchased from the Corporation an aggregate of 200,000 shares of the Common Stock of the Corporation for an aggregate purchase price of $2,100,000. Crescent International Holdings Ltd. is indirectly controlled by Suliman S. Olayan, the father of Hutham S. Olayan, a Director of the Corporation. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. All of such purchases were made in private placements of 1,862,000 shares of the Corporation's Common Stock in November 1995 and 100,000 shares of the Corporation's Common Stock in January 1996 at per share prices of $10.25 and $10.75, respectively.

     As of September 28, 1996, $32,696,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                                -- PROPOSAL 2 --

              PROPOSAL TO ADOPT AN EMPLOYEES' STOCK PURCHASE PLAN

     The Board of Directors has approved an employees' stock purchase plan (the "Stock Purchase Plan") and reserved 100,000 shares of the Corporation's Common Stock for issuance thereunder, subject to Stockholder approval. The Board of Directors is recommending that the Stockholders approve the Stock Purchase Plan and the reservation of shares at this Meeting. The purpose of the Stock Purchase Plan is to grant options to purchase shares of Common Stock of the Corporation to eligible employees of the Corporation. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, and motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. Accordingly, the Board of Directors acted to adopt the Stock Purchase Plan subject to Stockholder approval.

     SUMMARY OF THE STOCK PURCHASE PLAN

     The full text of the Stock Purchase Plan is set forth in Attachment A to this Proxy Statement. A description of the principal features of the Stock Purchase Plan follow, but it is qualified in its entirety by reference to the full text.

     PARTICIPATION; ADMINISTRATION

     All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more that 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continuous employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 676 persons.

     CONTRIBUTIONS

     A participating employee may purchase stock only through payroll deductions. Eligible employees are also permitted to participate in the Thermo Electron employees' stock purchase plan, which has substantially the same terms as the Stock Purchase Plan. The aggregate amount which may be contributed under the Thermo Electron ESPP and the Corporation's Stock Purchase Plan may not exceed 10% of the employee's gross salary or wages during the year. The Board of Directors may fix the aggregate amount that may be contributed to the Stock Purchase Plan each year in its discretion within such limitation. Employees are allowed to decrease, but not increase, the percentage of wages contributed once during the Stock Purchase Plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the Stock Purchase Plan year.

     TERMS OF OPTIONS

     The exercise price is fixed on the grant date and is 95% of the fair market value for the Common Stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

SHARES SUBJECT TO THE STOCK PURCHASE PLAN

     The number of shares that are reserved for issuance under the Stock Purchase Plan will be 100,000 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from exercise under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

AMENDMENT AND TERMINATION

     The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously purchased without such recipient's consent.

EFFECTIVE DATE OF THE STOCK PURCHASE PLAN

     The Stock Purchase Plan will become effective as of November 1, 1997, provided that it is approved by the Stockholders at this Meeting.

FEDERAL INCOME TAX ASPECTS

     Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise disposes of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and the employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.


     The closing price per share on the American Stock Exchange of the Common Stock on February 12, 1997 was $12.875.

RECOMMENDATION

     The Board of Directors believes that adoption of the Stock Purchase Plan and the reservation of shares thereunder is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees' stock purchase plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the Stock Purchase Plan and the reservation of 100,000 shares of Common Stock thereunder. ThermoTrex, which beneficially owned approximately 79% of the outstanding voting stock of the Corporation on January 30, 1997, has indicated its intention to vote for the proposal.

--------------------------------------------------------------------------------

     The affirmative vote of a majority of the Common Stock present and entitled to vote on this proposal is required to approve the adoption of the Stock Purchase Plan and the reservation of 100,000 shares of Common Stock thereunder. The Board of Directors believes that the adoption of the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that you vote FOR approval of the Stock Purchase

Plan and the reservation of the shares. If not otherwise specified, Proxies will be voted FOR approval of this proposal.

--------------------------------------------------------------------------------

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1990. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than October 20, 1997.

                             SOLICITATION STATEMENT

     The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Danbury, Connecticut
February 14, 1997

                                                                    ATTACHMENT A

                            TREX MEDICAL CORPORATION

                         EMPLOYEES' STOCK PURCHASE PLAN


1.   DEFINITIONS.   As used in this Employees' Stock Purchase Plan of Trex
     -----------
Medical Corporation, the following terms shall have the meanings respectively assigned to them below:


     (A) BASE COMPENSATION means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits, sales commissions, moving expense reimbursements or other special payments.

     (B) BENEFICIARY means the person designated as beneficiary on the Participant's Membership Agreement or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

     (C)  BOARD means the board of directors of the Company.

     (D)  CODE means the Internal Revenue Code of 1986, as amended.

     (E)  COMPANY means Trex Medical Corporation, a  Delaware corporation.

     (F)  COMPANY STOCK means the common stock, $.01 par value, of the Company.

     (G) ELIGIBLE EMPLOYEE means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Grant Date.

     (H) ENROLLMENT AGREEMENT means an agreement whereby a Participant authorizes the Company to withhold payroll deductions from his or her Gross Compensation.

     (I) EXERCISE DATE means a date not more than one year after a Grant Date, as determined by the Board, on which Options must be exercised by Eligible Employees.

     (J) GRANT DATE means a date specified by the Board on which Options are to be granted to Eligible Employees.

     (K) GROSS COMPENSATION means Base Compensation plus sales commissions, overtime pay and cash bonuses.

     (L) MARKET VALUE means, as of a particular date, the last sale price of the Company Stock if such stock is reported on the American Stock Exchange, or if not so reported, the average of bid and asked prices of the Company Stock last quoted by NASDAQ in the over-the-counter market on such date, or the closing price of the Thermo Electron Stock reported by the New York Stock Exchange, as the case may be.

     (M) OPTION means an option to purchase shares of Stock granted under the Plan.

     (N) OPTION SHARES means shares of Stock purchasable under an Option, which shares may not be transferred by the Participant until at least six months after the Exercise Date.

     (O) PARTICIPANT means an Eligible Employee to whom an Option is granted and who authorizes the Company to withhold payroll deductions by completing an Enrollment Agreement.

     (P) PLAN means this Employees' Stock Purchase Plan of the Company, as amended from time to time.

     (Q) RELATED CORPORATION means any corporation which is a parent corporation of the Company, as defined in Section 425(e) of the Code, and any corporation controlled by that parent corporation or the Company.

     (R)  RULE 16B-3 means Rule 16b-3 and any successor rule promulgated under
     Section 16 of the Securities Exchange Act of 1934, as amended.

     (S)  SECTION 423 means Section 423 of the Code.

     2.   PURPOSE OF THE PLAN.   The Plan is intended to encourage ownership of
          -------------------
Company Stock by employees of the Company and to provide additional incentive for the employees to promote the success of the business of the Company. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423.

     3.   TERM OF THE PLAN.   The Plan shall become effective on November 1,
          ----------------
1997.  No option shall be granted under the Plan after November 2, 2007.

     4.   ADMINISTRATION OF THE PLAN.  The Plan shall be administered by the
          --------------------------
Board, which annually shall determine whether to grant Options under the Plan, shall specify which dates shall be Grant Dates and Exercise Dates, and shall fix the respective maximum percentages of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of Company Stock; provided, that, the maximum aggregate percentage of each Participant's Gross
--------
Compensation which may be withheld for the purpose of purchasing shares of stock under this Plan and all other employees stock purchase plans (as defined in Section 423(b) of the Code) administered by a Related Corporation and in which Eligible Employees may participate shall not exceed ten percent of the Participant's Gross Compensation. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

     The Board may appoint a committee, consisting of "disinterested directors" as defined in Rule 16b-3, to administer the Plan and may, in its sole and absolute discretion, delegate any or all of the functions specified herein regarding administration of the Plan to such committee.

     5.   TERMINATION AND AMENDMENT OF PLAN.  The Board may terminate or amend
          ---------------------------------
the Plan at any time; provided, however, that no amendment, unless approved by
                      ------------------
the holders of a majority of the issued and outstanding shares of Company Stock shall be effective if it would cause the Plan to fail to satisfy the requirements of Rule 16b-3. No termination of or amendment to the Plan may adversely affect the rights of a Participant with respect to any Option held by the Participant as of the date of such termination or amendment.

     6.   SHARES OF STOCK SUBJECT TO THE PLAN.  No more than an aggregate of
          -----------------------------------
100,000 shares of Company Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 9.8. Option Shares may be either shares of Company Stock which are authorized but unissued or shares of Company Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Option Shares shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Company Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Company Stock as contemplated by
Section 9.8, the number of shares of Company Stock reserved and kept available by the Company shall be appropriately adjusted.

     7.   PERSONS ELIGIBLE TO RECEIVE OPTIONS.  Each employee of the Company
          -----------------------------------
shall be granted an Option on each Grant Date on which such employee meets all of the following requirements:

     (A) The employee has completed at least six months of continuous employment for the Company or a Related Corporation. Employment shall include any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of 90 days or the period during which the absent employee's reemployment rights are guaranteed by statute or contract.

     (B) The employee is customarily employed by the Company for more than 20 hours per week and for more than five months per calendar year.

     (C) The employee will not, after grant of the Option, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (c), the rules of Section 425(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

     (D) Upon grant of the Option, the employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the Stock (determined as of the Grant Date for such Option) for each calendar year in which such Option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with Section 423(b) (8) of the Code.

     8.   DATES FOR GRANTING OPTIONS.  Options shall be granted on each date
          --------------------------
designated by the Board as a Grant Date.

     9.   TERMS AND CONDITIONS OF OPTIONS.
          -------------------------------

     9.1. GENERAL.  All Options granted on a particular Grant Date shall comply
          -------
with the terms and conditions set forth in Sections 9.3 through 9.12, and each Option shall be identical except as to the number of shares of Company Stock purchasable under the Option, which shall be determined in accordance with
Section 9.2.

     9.2. NUMBER OF SHARES.  The maximum number of shares of Company Stock which
          ----------------
a Participant shall be permitted to purchase shall be equal to the amount of the Participant's Gross Compensation permitted to be withheld for purchasing Company Stock during the period running from the Grant Date to the Exercise Date, divided by the purchase price determined in accordance with Section 9.3. The number of shares which a Participant is permitted to purchase may be further limited by the amount of payroll deductions actually withheld as of the Exercise Date.

     9.3. PURCHASE PRICE.  The purchase price of Option Shares shall be 95
          --------------
percent of the Market Value of Company Stock as of the Grant Date. If the Grant Date shall fall on a Saturday, Sunday or other legal holiday, the Market Value shall be determined as of the trading day immediately preceding the Grant Date.

     9.4. RESTRICTIONS ON TRANSFER.  Options may not be transferred otherwise
          ------------------------
than by will or under the laws of descent and distribution, or pursuant to a qualified domestic relations order. An Option may not be exercised by anyone other than the Participant during the lifetime of the Participant. Option Shares may not be sold or otherwise transferred by the Participant until at least six months after the Exercise Date. The Company shall have the right to place a legend on all stock certificates representing Option Shares setting forth the restriction on transferability of such shares.

     9.5. EXPIRATION.  Each Option shall expire at the close of business on the
          ----------
Exercise Date or on such earlier date as may result from the operation of
Section 9.6.

     9.6. TERMINATION OF EMPLOYMENT OF PARTICIPANT. If a Participant ceases for
          ----------------------------------------
any reason, voluntary or involuntary (other than death or retirement), to be continuously employed by the Company or a Related Corporation, his or her Option shall immediately expire, and the Participant's accumulated payroll deductions shall be returned by the Company with interest pursuant to Section 9.12. For purposes of this Section 9.6, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Participant's reemployment rights are guaranteed by statute or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the 91st day of such leave of absence.

     9.7  RETIREMENT OR DEATH OF PARTICIPANT.  If a Participant retires or dies,
          ----------------------------------
the Participant or, in the case of death, his or her Beneficiary, shall be entitled to withdraw the Participant's accumulated payroll deductions with interest pursuant to Section 9.12, or to purchase shares on the Exercise Date to the extent that the Participant would have been so entitled had he or she continued to be employed by the Company. The number of shares purchasable shall be limited by the amount of the participant's accumulated payroll deductions as of the date of his or her retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares unless the Participant or Beneficiary withdraws such funds prior to the Exercise Date.

     9.8  CAPITAL CHANGES AFFECTING THE STOCK.  In the event that, between the
          -----------------------------------
Grant Date and the Exercise Date of an Option, a stock dividend is paid or becomes payable in respect of Company Stock or there occurs a split-up or contraction in the number of shares of Company Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event that, after the Grant Date, there occurs a reclassification or change of outstanding shares of Company Stock or a consolidation or merger of the Company with or into another corporation or a sale or conveyance, substantially as a whole, of the property of the Company, the Participant shall be entitled on the Exercise Date to receive shares of stock or other securities equivalent in kind and value to the shares of stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the Exercise Date. In the event that there is to occur a recapitalization involving an increase in the par value of Company Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Participant of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, after which the Participant shall have the right to exercise his or her Option prior to such recapitalization; if the Participant fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Grant Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 425(a) of the Code applies, each Option to purchase Company Stock shall terminate, but the Participant holding such Option shall have the right to exercise his or her Option prior to such dissolution or liquidation.

     9.9. PAYROLL DEDUCTIONS.  Any Eligible Employee, who wishes to authorize
          ------------------
payroll deductions for the purchase of Option Shares under the Plan, must complete and return to the human resources department of the Company prior to the Grant Date an Enrollment Agreement indicating the total percentage (which shall be a full integer between one and the maximum determined by the Board in accordance with Section 4 hereof) of his or her Gross Compensation which is to be withheld each pay period. Prior to the Exercise Date, the Participant shall be permitted only once to (a) withdraw accumulated payroll deductions, (b) discontinue payroll deductions, or (c) decrease, but not increase, the percentages of Gross Compensation withheld. The Participant may not recommence payroll deductions at any time prior to the Exercise Date.

     9.10.  EXERCISE OF OPTIONS.  On the Exercise Date the Participant shall be
            -------------------
deemed to have exercised his or her Option to purchase the maximum number of Option Shares purchasable by his or her accumulated payroll deductions, provided that:


     (A) The number of Option Shares of Company Stock purchasable shall not exceed the number of shares the Participant is entitled to purchase pursuant to Section 9.2.


     (B) If the total number of Option Shares of Company Stock which all Participants elect to purchase, together with any Option Shares of Company Stock already purchased under the Plan, exceeds the total number of shares of Company Stock which may be purchased under the Plan pursuant to Section 6, the number of shares of Company Stock which each Participant is permitted to purchase shall be decreased pro
                                              ---
     rata based on the Participant's accumulated payroll deductions with respect
     ----
     to Company Stock in relation to all accumulated payroll deductions currently being withheld under the Plan with respect to Company Stock.

     (C) If the number of Option Shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

     (D) Notwithstanding the foregoing, a Participant may notify the Company's human resources department at least 30 days prior to an Exercise Date, by completing an Enrollment/Change Agreement, that he or she elects not to exercise his or her Option and desires to withdraw his or her accumulated payroll deductions withheld under the Plan, as provided in Section 9.9.

     9.11.  DELIVERY OF STOCK.  Within a reasonable time after the Exercise
            -----------------
Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the number of shares purchased by the Participant. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Participant take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Participant shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

     9.12.   RETURN OF ACCUMULATED PAYROLL DEDUCTIONS.  In the event that the
             ----------------------------------------
Participant or the Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of Option Shares purchased, such amount, together with interest thereon at the rate fixed by the Board of Directors (which rate for a particular plan year running from Grant Date to Exercise Date shall be fixed annually by the Board of Directors prior to the commencement of such period), shall be returned within a reasonable time by the Company to the Participant or the Beneficiary, as the case may be; provided, however, that
                                                    --------  -------
interest shall not be paid on any amount returned which is less than the purchase price of one Option Share of Company Stock for which such payroll deductions were withheld.

                           TREX MEDICAL CORPORATION


      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 12, 1997


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John N. Hatsopoulos, Hal Kirshner and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Trex Medical Corporation, a Delaware corporation (the "Company"), to be held on Wednesday, March 12, 1997, at 10:30 a.m., at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 30, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


             Please mark your
[   x   ]    votes as in this
             example.

1.   ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Elias P. Gyftopoulos, Robert C. Howard, Hal Kirshner, Earl R. Lewis, James W. May Jr., Hutham S. Olayan, Anthony J. Pellegrino, Firooz Rufeh, Kenneth
Y. Tang and Gary S. Weinstein.

                                                     FOR    AGAINST   ABSTAIN

2.   Approve adoption of the Corporation's    [    ]   [    ]   [    ]
     employee stock purchase plan and the reservation of 100,000 shares of Common Stock for issuance thereunder.

3. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.